UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant	[x]
Filed by a Party other than the Registrant	[ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ERA GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

Notice of 2014
Annual Meeting
And
Proxy Statement

818 Town & Country Blvd.
Suite 200
Houston, Texas 77024
September 3, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the "Meeting") of Era Group Inc. (the "Company"), which will be held at the Company's principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024, on Monday, October 6, 2014, at 9:00 a.m. CDT. All holders of record of the Company’s outstanding common stock at the close of business on August 11, 2014, will be entitled to vote at the Meeting.
At the Meeting, we will ask you to elect six directors to serve until the 2015 Annual Meeting of Stockholders and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.
Registration will begin at 8:30 a.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Please bring photo identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the Meeting.
Whether or not you expect to attend the Meeting and regardless of the number of shares of the Company’s common stock you own, you are encouraged to read the accompanying Proxy Statement and the Company's 2013 Annual Report carefully, and to complete, sign, date and return the enclosed proxy card in the postage-paid, pre-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.
We hope that you will be able to attend the Meeting and look forward to seeing you there.

Sincerely,

Christopher S. Bradshaw Acting Chief Executive Officer

818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

Era Group Inc.
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on October 6, 2014
________________________

September 3, 2014

To Our Stockholders:

The 2014 Annual Meeting of Stockholders (the "Meeting") of Era Group Inc. (the "Company") will be held on Monday, October 6, 2014, at 9:00 a.m. CDT, at the Company's principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024, for the following purposes:

1.	To elect the six directors named in the accompanying Proxy Statement to serve until the 2015 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.
Only holders of record of the Company’s common stock at the close of business on August 11, 2014, will be entitled to notice of and to vote at the Meeting. See the "Solicitation of Proxies, Voting and Revocation" section of the accompanying Proxy Statement for the place where the list of stockholders may be examined.
Your vote is very important! Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the Meeting, so that your shares of the Company’s common stock may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

For the Board of Directors,

Shefali Shah Corporate Secretary

Era Group Inc.
818 Town & Country Blvd.
Suite 200
Houston, Texas 77024
_________________________

PROXY STATEMENT
_________________________

Annual Meeting of Stockholders
To be Held on October 6, 2014

SOLICITATION OF PROXIES, VOTING AND REVOCATION
General
This Proxy Statement and the enclosed proxy card are being furnished to holders of record of common stock, $.01 par value per share ("Common Stock"), of Era Group Inc., a Delaware corporation (the "Company" or "Era"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the 2014 Annual Meeting of Stockholders (the "Meeting") to be held on Monday, October 6, 2014, and at any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about September 3, 2014.
Voting
The Board has fixed the close of business on August 11, 2014, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. Each stockholder of record will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Meeting, and may vote in person or by proxy. Attendance at the Meeting, in person or by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding, and entitled to vote constitutes a quorum for the Meeting. Abstentions and "broker non-votes" will be counted as present and entitled to vote for purposes of determining a quorum for the Meeting. A "broker non-vote" occurs when a bank, broker or other holder of record ("broker") holding shares in "street name" for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
As of the Record Date, there were 20,343,277 shares of Common Stock outstanding. The Company has no other voting securities issued or outstanding.
A list of the Company’s stockholders as of the Record Date will be available for examination by any stockholder, for purposes germane to the Meeting, during ordinary business hours for the ten-day period prior to the date of the Meeting, at the Company’s principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.
Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Shares of Common Stock represented by properly executed proxy cards that are received by the Company and not subsequently revoked will be voted at the Meeting in accordance with the instructions contained therein. As a convenience, stockholders may vote by telephone or on the Internet per the instructions on the enclosed proxy card.
Directors are elected by a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting and voting on the matter. Only votes for a director or votes withheld are counted in determining whether a plurality has been cast for each director in the election of directors. Abstentions and "broker non-votes," described below, are not counted for purposes of the election of directors and will not affect the outcome of such election.
For matters other than the election of directors, stockholders may vote in favor of or against the proposal, or may abstain from voting. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting on the matter is required for approval of those matters. Because abstentions are treated as shares of Common Stock not voting, abstaining has no effect on the outcome. "Broker non-votes" are counted on routine matters, such as ratification of independent registered public accounting firms, but not counted (or deemed to be present) on other, non-routine matters such as the election of directors.
On routine matters, brokers have the discretion to vote shares held in "street name" - a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner. Generally, "broker non-votes" occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-

routine nature of the matter. If your shares are held in "street name" by a broker and you wish to vote on the proposal to elect the directors, or to act upon any other non-routine business that may properly come before the Meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the "NYSE"), if you do not provide your broker with instructions, your broker generally will have the authority to vote on the ratification of the appointment of Ernst & Young LLP, as the independent registered public accounting firm, and other routine matters. Except for the proposal to ratify the appointment of Ernst & Young LLP, all other matters at the Annual Meeting are expected to be non-routine.
If you sign and return your proxy card but do not specify how your shares of Common Stock are to be voted, they will be voted FOR election as a director of each of management’s nominees named under Proposal No. 1 - "Election of Directors" in this Proxy Statement and listed under Item 1 of the enclosed proxy card; and FOR Proposal No. 2 - "Ratification of Appointment of Independent Registered Public Accounting Firm" in this Proxy Statement and listed under Item 2 of the enclosed proxy card If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the stockholder.
As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspector of election and personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.
Revocation of Proxies
A stockholder who so desires may revoke his, her, or its proxy at any time before it is exercised at the Meeting by: (i) providing written notice to the Secretary of the Company; (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card; or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) to vote in person. The Company encourages stockholders that plan to attend the Meeting to submit a valid proxy card and vote their shares prior to the Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on October 6, 2014
This Proxy Statement, the Notice of Annual Meeting of Stockholders and the Company’s 2013 Annual Report are available on the Internet at www.eragroupincinvestors.com.
In addition, you may find information on how to obtain directions to attend the Meeting and vote in person by submitting a query via e-mail to Investor_Relations@eragroupinc.com.
Solicitation and Solicitation Expenses
The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.
The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.
The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. The fees of D.F. King & Co., Inc. are $8,500 plus reimbursement of its reasonable out-of-pocket costs. If you have questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact the Company’s proxy solicitation agent as follows:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks/Brokers: (212) 269-5550
Toll-free: (800) 735-3591

CORPORATE GOVERNANCE
During January 2013, the Company was a wholly-owned subsidiary of SEACOR Holdings Inc. ("SEACOR") and its board of directors (the "Board") consisted solely of its own executive officers and executive officers of SEACOR. On January 31, 2013, the Company was spun-off from SEACOR (the "Spin-off"). In connection with the Spin-off, a number of SEACOR’s independent directors resigned from SEACOR’s board and were added to the Board. At that time, the Board adopted significant governance processes designed to support the Board’s capacity for objective judgment, including executive sessions of the independent directors at Board meetings, independent evaluation of, and communication with, members of senior management, and rigorous self-evaluation of the Board, its committees, and its leadership. These and other critical governance processes are reflected in the Corporate Governance Guidelines, the various Committee Charters and other corporate governance related documents that are available on the Company’s website. The Board has also provided mechanisms for stockholders to communicate in writing with the non-management and/or independent directors, and with the full Board on matters of significance. See " - Communications with the Board or Independent Directors."
Chief Executive Officer Transition
On August 28, 2014, the Company announced the resignation of Sten L. Gustafson as Chief Executive Officer and as a member of the Board effective August 29, 2014. Effective August 29, 2014, the Board appointed Christopher S. Bradshaw, Executive Vice President and Chief Financial Officer, to serve as acting Chief Executive Officer while the Board identifies a permanent Chief Executive Officer to replace Mr. Gustafson. Mr. Bradshaw will also retain his duties as Chief Financial Officer of the Company.
Board of Directors and Director Independence
The business and affairs of the Company are managed under the direction of the Board. The Company’s amended and restated bylaws provide that the Board will consist of not less than five and not more than fifteen directors. During 2013, the Board held nine meetings. Each of the directors attended at least 75% of the combined total meetings of the full Board and the committees on which he or she served in 2013. Although the Company does not have a formal policy requiring Board members to attend the Annual Meeting, all of the Board members then serving attended the Company’s 2013 Annual Meeting.
A majority of the Company’s directors are independent, non-employee directors. The Board has made the affirmative determination that a majority of the Company’s directors, namely Messrs. Steven Webster, Blaine Fogg and Christopher P. Papouras and Mmes. Ann Fairbanks and Yueping Sun, are independent as such term is defined by the applicable rules and regulations of the New York Stock Exchange. Additionally, each of these directors meets the categorical standards for independence established by the Board (the "Era Categorical Standards"). In making such determination, the Board considered the fact that Mr. Webster is also a director of Hercules Offshore, Inc. ("Hercules"), a customer of the Company, and that the total amount earned by the Company from business conducted with Hercules did not exceed $0.1 million in the year ended December 31, 2013.
A copy of the Era Categorical Standards is available on the Company’s website at www.eragroupinc.com by clicking "Corporate Governance." The Company’s website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.
The schedule of Board meetings is made available to directors in advance along with the agenda for each meeting so that they may review and request changes. Directors also have unrestricted access to management at all times and regularly communicate informally with management on an assortment of topics.
The Board intends to implement a Board succession planning process that includes ongoing consultation with the Chairman and the Chief Executive Officer, and the development of candidates to address future developments and emergency situations.
Board Leadership Structure
The Board believes that there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its stockholders for the Board to retain the authority to modify its leadership structure to best address the Company’s circumstances from time to time. The Board believes that the most effective leadership structure for the Company at the present time is to separate the positions of Chairman and Chief Executive Officer. Separating these positions allows the Chief Executive Officer to focus on the full-time job of running the Company’s business, while allowing the Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes this structure recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Company’s Chairman, particularly as the Board’s oversight responsibilities continue to grow and demand more time and attention.
In addition to the role that the Chairman has with regard to the Board, the chair of each of the three wholly independent key committees of the Board (Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee)

and each individual director is responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.
Executive Sessions
Directors meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management performance and any other issue that may involve a potential conflict of interest with management. Executive sessions are presided over by the Company’s non-executive Chairman, Charles Fabrikant, who is responsible for:

•	chairing executive sessions of Board meetings, which include meetings to evaluate and review the performance of the Chief Executive Officer;

•
conferring with the Chief Executive Officer and serving as a liaison between the independent directors (who also have direct and complete access to the Chief Executive Officer) and Chief Executive Officer as appropriate, including providing them with consolidated feedback from executive sessions of the independent directors;

•	advising members of management and members of the Board, where necessary, with respect to its strategic review of operations and significant transactions;

•	acting on behalf of the Company to communicate corporate governance matters to the Company’s stockholders; and

•	together with the Chairman of the Nominating and Corporate Governance Committee, presiding over the Board’s self-evaluation.
Committees of the Board of Directors
The Board has established the following committees, each of which operates under a written charter that has been posted on the Company’s website at www.eragroupinc.com. The website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.
Audit Committee
The Audit Committee met four times during 2013 and is currently comprised of Ann Fairbanks, Blaine Fogg and Christopher Papouras. Mr. Papouras is the Audit Committee Chairman. The Board has determined that Mr. Papouras is an "audit committee financial expert" for purposes of the rules of the SEC. In reaching this determination, the Board considered, among other things, the experience of Mr. Papouras as President of Canrig Drilling Technology, Ltd., in addition to other experience that is described below. In addition, the Board determined that each of the members of the Audit Committee is independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934 and in accordance with the Era Categorical Standards. The Audit Committee is expected to meet at least quarterly.
Committee Function. The Audit Committee assists the Board in fulfilling its responsibility to oversee:

•
management’s execution of the Company’s financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;

•	the selection, performance and qualifications of the Company’s independent registered public accounting firm (including its independence);

•	the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;

•	the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements;

•
risk management and controls, which includes assisting management with identifying and monitoring risks, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the Board); and

•	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters.
The Audit Committee’s role is one of oversight. Management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. Management, including the internal audit staff, or outside provider of such services, and the independent auditors have more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee will not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

Compensation Committee
The Compensation Committee met four times during 2013 and is currently comprised of Blaine Fogg, Yueping Sun and Steven Webster. Blaine Fogg is the Compensation Committee Chairman. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards. In addition, the members of the Compensation Committee qualify as "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act and as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code.
Committee Function. The Compensation Committee, among other things:

•	reviews all of the Company’s compensation practices;

•
establishes and approves compensation for the Chief Executive Officer, the Chief Financial Officer, other executive officers, and certain officers or managers who receive an annual base salary of more than $200,000;

•	evaluates officer and director compensation plans, policies and programs;

•	reviews and approves benefit plans;

•	produces a report on executive compensation (if required) to be included in the Company’s proxy statements or other SEC filings; and

•	approves all grants of equity awards.
The Chairman sets the agenda for meetings of the Compensation Committee. The meetings are attended by the Chairman of the Board and the General Counsel, if requested. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Chairman of the Compensation Committee reports the Compensation Committee’s actions regarding compensation of executive officers to the full Board. The Compensation Committee has the sole authority to retain, obtain the advice of and terminate any compensation consultants, independent legal counsel or other advisors to assist the Compensation Committee in its discharge of its duties and responsibilities, including the evaluation of director or executive officer compensation.
Interlocks and Insider Participation. None of the current members of the Compensation Committee is or was an officer or employee of the Company. During 2013, none of the Company’s executive officers served as a director or member of the compensation committee of any other entity whose executive officers serves on the Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Governance Committee did not hold any meetings during 2013 and acted by written consent. The Nominating and Governance Committee is currently comprised of Ann Fairbanks, Yueping Sun and Steven Webster. Steven Webster is the Nominating and Corporate Governance Committee Chairman. The Board has determined that each member of the Nominating and Governance Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards.
Committee Function. The Nominating and Corporate Governance Committee assists the Board with:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s Annual Meeting of Stockholders and to fill vacancies on the Board;

•
recommending modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing candidates for the Board, including policies and procedures relating to candidates for the Board submitted for consideration by stockholders;

•
reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•	reviewing periodically the size of the Board and recommending any appropriate changes;

•	overseeing the evaluation of the Board and management;

•	recommending changes in director compensation; and

•	various governance responsibilities.
Selection of Nominees for the Board of Directors. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.
In identifying new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from Nominating and Corporate Governance Committee members, other members of the board of directors, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the board of directors, considers each candidate’s personal qualifications and how such personal qualifications effectively address the perceived then current needs of the board of directors. Appropriate personal qualifications and criteria for membership on the board of directors include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

•	proven judgment and competence, substantial accomplishments, and prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of the Company’s businesses and the environment in which it operates; and

•	diversity as to business experiences, educational and professional backgrounds and ethnicity.
After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the board of directors for consideration and approval. The Nominating and Corporate Governance Committee may also, but need not, retain a search firm in order to assist it in these efforts.
Having evaluated the Board candidates set forth below under Proposal 1 pursuant to these processes and criteria, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named below for re-election.
Stockholder Recommendations. The Nominating and Corporate Governance Committee will consider director candidates suggested by the Company’s stockholders provided that the recommendations are made in accordance with the same procedures required under the Company’s bylaws for nomination of directors by stockholders. Stockholder nominations that comply with these procedures and that meet certain criteria outlined will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive. The Company will report any material change to this procedure in an appropriate filing with the SEC and will make any such changes available promptly on the SEC Filings section of the Company’s website at www.eragroupinc.com. There have been no material changes to these procedures since the Company last provided this disclosure.
Communications with the Board or Independent Directors
Stockholders or interested parties who wish to communicate with the Board, the Chairman and/or independent directors may do so by writing in care of Era Group Inc.’s Corporate Secretary, indicating by title or name to whom correspondence should be directed. Correspondence should be sent to: Era Group Inc., Attn: Corporate Secretary, 818 Town & Country Blvd., Suite 200, Houston, Texas 77024 or by e-mail to corporatesecretary@eragroupinc.com. The independent directors have established procedures for handling communications from stockholders of the Company and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees will be forwarded to the Chairman and independent directors. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.
The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters. These procedures are published on the Company’s website, at www.eragroupinc.com, under the link chain "Corporate Governance - Governance Documents". Such complaints, reports or concerns may be communicated to the Company’s General Counsel or the Chairman of the Audit Committee through a toll-free hotline at (855) 252-3976 or through an internet based reporting tool provided by NAVEX Global (www.eragroupinc.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the General Counsel, communicated to the Chairman of the Audit Committee and investigated, under the supervision of the Audit Committee, by the General Counsel. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), these procedures prohibit the Company from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.
Risk Oversight
The Company’s results of operations, financial condition and cash flows can be adversely affected by risk. The management of risk is central to the success of the Company and requires the involvement of the Board, officers and employees, all of whom are entrusted to develop a balanced and prudent approach to risk.

The Company has developed and implemented operational controls designed to identify and mitigate risk associated with its financial decisions, operations, legal compliance, business development, changing business conditions and initiation of new business lines. The Chief Executive Officer, with the assistance of the Senior Vice Presidents, the General Counsel and other key executives, is responsible for, among other risk management measures:

•	implementing measures designed to ensure the highest standard of safety for personnel, the environment and property in performing the Company’s operations;

•	obtaining appropriate insurance coverage; and

•	evaluating and identifying risk related to the Company’s capital structure in light of a rigorous assessment of its business activities.
The Board has reviewed and evaluated, and expects to routinely review and evaluate, its risk profile to ensure that the measures implemented by the Company are adequate to execute and implement the Company’s strategic objectives. Issues related to risk are regularly discussed by the Chief Executive Officer and the rest of the senior management team with members of the Board both through informal communications, such as email and in-person meetings, and during formal Board meetings. The Board receives quarterly reports from senior management that include a review of risk management issues. Senior management made a formal presentation to the Board regarding risk management issues during fiscal 2013 and intends to continue to do so at least once per year. In addition, the Board intends to meet with a broad group of the Company’s managers at least once per year to permit directors to discuss company matters in a more informal environment than the typical meeting. Several Board members are familiar with the risks associated with the types of assets managed and owned by the Company and routinely engage in a dialogue with the Chief Executive Officer and appropriate members of senior management regarding such risks.
The Audit Committee, together with senior management, works to respond to recommendations from internal and external auditors and supervisory authorities regarding the Company’s compliance with internal controls and procedures, and other factors that could interfere with the successful implementation of the Company’s strategic plan. The Audit Committee is also expected to review the adequacy of the Company’s risk management policies and procedures and meet privately with company employees and the General Counsel to consider recommendations regarding policies related to risk management. In addition, senior management works closely with the General Counsel to facilitate compliance with foreign and domestic laws and regulations. The General Counsel also reports to the Board on company programs and initiatives that educate employees on these laws, regulations and any updates thereto, and facilitates the Company’s compliance therewith.
The Board believes that senior management’s procedures, combined with Board and Audit Committee oversight, enable the Company to properly and comprehensively assess risk from both an enterprise-wide and divisional perspective, thereby managing and observing the most substantive risks at each level within the Company.
Code of Business Conduct and Ethics
The Board has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Supplemental Code of Ethics. A copy of each of these documents, along with the charters of each of the committees described above, is available on the Company’s website at www.eragroupinc.com, by clicking "Corporate Governance" and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 818 Town & Country Blvd. Suite 200, Houston, Texas 77024.
The Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, board committees and annual self-evaluation. The Code of Business Conduct and Ethics is applicable to the Company’s directors, officers, and employees and the Supplemental Code of Ethics is applicable to the Company’s Chief Executive Officer and senior financial officers. The Company will disclose future amendments to, or waivers from, certain provisions of the Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board has nominated the people listed below for election as directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the Board in its discretion may designate a substitute nominee. If a stockholder has filled out the accompanying proxy card, that stockholder’s vote will be cast for the substitute nominee.
Oivind Lorentzen, currently the Chief Executive Officer of SEACOR, is stepping off of the Board effective as of the Annual Meeting and is therefore not standing for re-election as a director. The Board has reduced the size of the board from eight to seven directors effective at the Annual Meeting.
In addition, on August 28, 2014, the Company announced the resignation of Sten L. Gustafson as Chief Executive Officer and as a member of the Board effective August 29, 2014. The Company intends to fill the vacancy created by Mr. Gustafson’s resignation with the Board’s selection for a replacement permanent Chief Executive Officer. As a result, the Company is only seeking the election of six directors at the Annual Meeting.
The following table sets forth information with respect to each nominee for election as a director:

Name	Age	Position
Charles Fabrikant	70	Chairman of the Board of Directors
Blaine Fogg	74	Director
Steven Webster	62	Director
Ann Fairbanks	73	Director
Christopher P. Papouras	47	Director
Yueping Sun	57	Director
Charles Fabrikant served as the Company’s President and Chief Executive Officer from October 2011 to April 2012 and has served as Chairman of the Board since July 2011. Effective April 1, 2012, Mr. Fabrikant resigned from his position as President and Chief Executive Officer. He continues to serve as non-executive Chairman of the Board. Mr. Fabrikant is the Executive Chairman of SEACOR and has been a director of SEACOR and several of its subsidiaries since its inception in 1989. Mr. Fabrikant served as President and Chief Executive Officer of SEACOR from 1989 through September 2010. Mr. Fabrikant is a graduate of Columbia University School of Law and Harvard University. Mr. Fabrikant is a director of Diamond Offshore Drilling, Inc., a contract oil and gas driller. He is also President of Fabrikant International Corporation (“FIC”), a privately owned corporation engaged in marine investments.
With over 30 years' experience in the maritime, transportation, investment and environmental industries, and his position as the founder of SEACOR and the Company’s former President and Chief Executive Officer, Mr. Fabrikant’s broad experience and deep understanding of the Company make him uniquely qualified to serve as non-executive Chairman of the Board.
Blaine V. ("Fin") Fogg has been a member of the Board since January 2013. Mr. Fogg served on SEACOR’s board of directors from September 2010 to January 2013. Mr. Fogg is Of Counsel at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, practicing corporate and securities law. He previously was a partner at the firm from 1972 until 2004. Mr. Fogg has been a director of Griffon Corporation, a diversified management and holding company, since May 2005, and has been President of The Legal Aid Society of New York since November 2009.
Mr. Fogg’s decades of experience as a corporate and securities lawyer concentrating on mergers, acquisitions and other corporate transactions add value to the Board with respect to transactional matters and corporate governance.
Steven Webster has been a member of the Board since January 2013. Mr. Webster served on SEACOR’s board of directors from September 2005 to January 2013. Mr. Webster has been a Co-Managing Partner of Avista Capital Partners LP, a private equity investment business that he co-founded that focuses on the energy, healthcare and other industries, since 2005. From 2000 through June 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston’s Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and CEO of Falcon Drilling Company, Inc. (Falcon Drilling) an offshore drilling company he founded, and through 1999, served as President and CEO of R&B Falcon Corporation (R&B Falcon), the successor to Falcon Drilling formed through its merger with Reading & Bates Corporation. Mr. Webster served as a Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster formerly served on the board of directors of Crown Resources Corporation, Brigham Exploration Company, Goodrich Petroleum Corporation, Grey Wolf, Inc., Encore Bancshares, Inc., Solitario Exploration & Royalty Corporation, Geokinetics Inc. and Pinnacle Gas

Resource. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc., a Houston based independent energy company engaged in the exploration, development and production of natural gas and oil, and Basic Energy Services Inc., a company that provides well site services to domestic oil and gas producers. He is also a Trust Manager of Camden Property Trust, a real estate investment trust specializing in multi-family housing, and a director of Hercules Offshore, Inc., an international provider of offshore contract drilling, and liftboat services, Hi-Crush Proppants LP, which is a general partner of Hi-Crush Partners LP, a company that produces and supplies proppants, and various private companies. Mr. Webster served as a director of Seabulk International, Inc. both before and following its merger with SEACOR in July 2005 until March 2006.
Mr. Webster’s extensive experience with private equity and equity-related investments provides additional depth to the Board’s analysis of investment and acquisition opportunities. His board positions and his experience as Chairman and Chief Executive Officer of a public company provide additional experience to the Board in evaluating corporate opportunities.
Ann Fairbanks has been a member of the Board since March 2013. Mrs. Fairbanks is the founder and has been the Chairman of The Fairbanks Investment Fund, a U.S. private equity fund. From 1990 to 2000, Mrs. Fairbanks was a partner in investment subsidiaries of Keystone, Inc., the principal investment vehicle for Robert M. Bass, a Fort Worth, Texas-based investor. Prior to joining Keystone, Mrs. Fairbanks served in a number of U.S. government positions: from 1983 to 1987 as Chief Operating Officer of the primary bank regulator for the U.S. Thrift Industry, the Federal Home Loan Bank board, which also had oversight responsibility for the Federal Home Loan Bank System, the Federal Savings and Loan Insurance Corporation, (FSLIC), and the Federal Home Loan Mortgage Corporation, (FHLMC). She subsequently served as a Presidential appointee on the initial board of the newly privatized Freddie Mac until 1994. From 1981 to 1983, Mrs. Fairbanks served as Deputy Assistant Director for Economic Policy on the White House Domestic Policy Staff of President Ronald Reagan. Mrs. Fairbanks currently serves as the Chairman of the boards of directors of each of Proteonic and Layalina Productions, and as a director on the boards of directors of each of Clarion Industries, Invectys SA and Routin SA. Previously, Mrs. Fairbanks served on the boards of directors of ING Bank, FSB, where she was lead director through sale of the bank to Capital One Bank in 2010; Tarkett SA, as a director and member of the Audit Committee from 2002 to 2007; and Modelabs SA, as a director from 2009 to 2011. She has also been a member of the board of directors and Executive Committee of the French-American Foundation in New York, since 2002; a member of the board of directors of the French-American Foundation in France since 2006; a member of the National Committee of the Aspen Music Festival since 2001; and a member of the International Women’s Forum in Washington, D.C. since 1996.
Mrs. Fairbanks’ extensive experience with investment activities and board positions provides additional depth to the Board’s analysis and evaluation of investment and acquisition opportunities and other corporate opportunities and enhances the Board's leadership and corporate governance experience.
Christopher P. Papouras has been a member of the Board since March 2013. Mr. Papouras has been President of Canrig Drilling Technology, Ltd., a leading supplier of drilling equipment for the oil and gas drilling industry, since 1998. Prior to that, Mr. Papouras was President of Epoch Well Services, Inc., a provider of information technology services to the oil and gas industry, and Assistant to the Chairman of Nabors Industries, Inc., a land drilling contractor and subsidiary of Nabors Industries Ltd. Mr. Papouras currently serves as a director of Drillmap, Inc., a private company that offers software solutions for the oil and gas industry. Mr. Papouras is active in the Young Presidents’ Organization, serves as an advisory board member of Knowledge is Power Program, Houston Public Schools and serves on the board of directors and Executive Committee of the Boys & Girls Club of Greater Houston.
Mr. Papouras brings extensive industry experience as well as corporate leadership and financial and operational management experience to the Board.
Yueping Sun has been a member of the Board since March 2013. Ms. Sun has been Of Counsel for the law firm of Yetter Coleman LLP since 2005, where her principal areas of practice include corporate and securities law. She also has served as Rice University Representative since 2004. Previously, Ms. Sun practiced law in New York City with White & Case LLP and Sidley Austin Brown & Wood LLP. Ms. Sun is a board member of the Asia Society Texas Center and the United Way of Greater Houston, a trustee of Texas Children’s Hospital and honorary co-chair of Rice’s Baker Institute Roundtable. She also serves as a member of the advisory board of Rice’s Shepherd School of Music, the Kinder Institute for Urban Research, Asian Chamber of Commerce, Chinese Community Center, and the Mayor’s International Trade and Development Council for Asia/Australia. Ms. Sun has been recognized by several organizations for her contributions to the community, including the 2010 International Executive of the Year, Texas China Distinguished Leader in Education Award, the 2011 Asian American Leadership Award, Woman on the Move, one of the 50 Most Influential Women of 2010 and the 2012 ABC Channel 13 Woman of Distinction.
Ms. Sun’s experience as a corporate and securities lawyer concentrating on cross-border and other corporate transactions adds value to the Board with respect to transactional matters and corporate governance, and her broad experience provides for enhanced Board diversity.

Voting
Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting and voting on the matter. If you do not wish your shares to be voted for any particular nominee, please identify any nominee for whom you "withhold authority" to vote on the enclosed proxy card.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table provides information with respect to the beneficial ownership of the Common Stock as of July 31, 2014 by:

•	each director of the Company;

•	each executive officer named in the summary compensation table;

•	all of the Company’s current directors and executive officers as a group; and

•	each of the Company’s stockholders who are known to be the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock.
As of July 31, 2014, there were 20,343,277 shares of the Common Stock outstanding.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities they hold.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers:
Charles Fabrikant(1)	876,270	4.31%
Sten L. Gustafson(2)	205,542	1.01%
Christopher S. Bradshaw(3)	58,771	*
Paul White(4)	25,915	*
Stuart Stavley(5)	28,716	*
Blaine Fogg(6)	45,192	*
Steven Webster(7)	126,757	*
Ann Fairbanks(8)	10,857	*
Christopher P. Papouras(9)	8,982	*
Yueping Sun(10)	8,982	*
Oivind Lorentzen(11)	164,232	*
All directors and executive officers as a group(13 individuals)(12)	1,600,060	7.87%
Principal Stockholders:
Wellington Management Company, LLP(13) 280 Congress Street Boston, MA 02110	2,381,701	11.71%
BlackRock, Inc.(14) 40 East 52nd Street New York, NY 10022	1,798,026	8.84%
Dimensional Fund Advisors LP(15) Palisades Wes, Building One 6300 Bee Cave Road Austin, TX 78476	1,328,760	6.53%
Keeley Asset Management Corp.(16) 111 West Jackson suite 800 Chicago, IL 60604	1,168,837	5.75%
Royce & Associates(17) 745 Fifth Avenue New York, NY 10151	1,011,420	4.97%
_____________________

*	Individually less than 1.00%.

(1)
Includes: (i) 411,344 shares of Common Stock owned directly; (ii) 338,529 shares owned by Fabrikant International Corporation, of which Mr. Fabrikant is President, (iii) 24,236 shares owned by VSS Holding Corporation, of which Mr. Fabrikant is President and sole stockholder, (iv) 1,434 shares owned by the Charles Fabrikant Trustee Article Seven Trust, of which Mr. Fabrikant is a trustee, (v) 1,540 shares owned by the Charles Fabrikant 1974 Trust, of which Mr. Fabrikant is a trustee, (vi) 1,540 shares owned by the Jane Strasser 1974 Trust, of which Mr. Fabrikant is a trustee, (vii) 12,000 shares owned by the Sara J. Fabrikant 2012 GST Exempt Trust, of which Mr. Fabrikant is a trustee, (viii) 18,995 shares owned by Mr. Fabrikant’s mother’s estate, over which he is a trustee, (ix) 60,000 held by the Charles Fabrikant 2012 GST Exempt Trust, of which Mrs. Fabrikant is a trustee, (x) 800 shares owned by the Harlan Saroken 2009 Family Trust, of which Mrs. Fabrikant is a trustee, (xi) 800 shares owned by the Eric Fabrikant 2009 Family Trust, of which Mrs. Fabrikant is a trustee and (xii) 5,052 shares of restricted stock over which Mr. Fabrikant exercises sole voting power.

(2)
Includes 600 shares of Common Stock owned by Mr. Gustafson's wife, 72,250 shares of restricted stock over which Mr. Gustafson exercises sole voting power and options to purchase 120,000 shares of Common Stock. Mr. Gustafson served as Chief Executive Officer and as a member of the Board for the year ended December 31, 2013. On August 28, 2014, the Company announced the resignation of Mr. Gustafson as Chief Executive Officer and as a member of the Board effective August 29, 2014. The 72,250 shares of restricted stock referred to above and options with respect to 95,000 of such 120,000 shares of Common Stock referred to above will vest immediately following the effectiveness of a release signed by Mr. Gustafson pursuant to his Separation and Consulting Agreement (described below under "Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control"). Options to purchase 25,000 shares of Common Stock of the 120,000 shares of Common Stock referred to above vested prior to the execution of the Separation and Consulting Agreement

(3)
Includes 41,500 shares of restricted stock over which Mr. Bradshaw exercises sole voting power, options to purchase 10,000 shares of Common Stock that have vested and excludes options to purchase 30,000 shares of the Common Stock that have not yet vested and will not vest within 60 days of July 31, 2014.

(4)
Includes 19,250 shares of restricted stock over which Mr. White exercises sole voting power, options to purchase 3,750 shares of Common Stock that have vested and excludes options to purchase 11,250 shares of Common Stock that have not yet vested and will not vest within 60 days of July 31, 2014.

(5)
Includes 19,250 shares of restricted stock over which Mr. Stavley exercises sole voting power, options to purchase 3,750 shares of Common Stock that have vested and excludes options to purchase 11,250 shares of Common Stock that have not yet vested and will not vest within 60 days of July 31, 2014.

(6)
Includes 5,052 shares of restricted stock over which Mr. Fogg exercises sole voting power, options to purchase 33,460 shares of Common Stock that have vested or will vest within 60 days of July 31, 2014.

(7)
Includes 5,052 shares of restricted stock over which Mr. Webster exercises sole voting power, options to purchase 93,688 shares of Common Stock that have vested or will vest within 60 days of July 31, 2014.

(8)	Includes 5,052 shares of restricted stock over which Mrs. Fairbanks exercises sole voting power.

(9)	Includes 5,052 shares of restricted stock over which Mr. Papouras exercises sole voting power.

(10)	Includes 5,052 shares of restricted stock over which Mrs. Sun exercises sole voting power.

(11)
Includes 32,500 shares of Common Stock that Mr. Lorentzen may be deemed to own through various trusts held for his children and 2,052 shares of restricted stock over which Mr. Lorentzen exercises sole voting power.

(12)
Includes Mmes. Fairbanks and Sun, Shefali Shah, Jennifer Whalen and Messrs. Fabrikant, Gustafson, Bradshaw, White, Stavley, Fogg, Webster, Papouras and Lorentzen. The address for each such individual is c/o Era Group Inc., 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.

(13)
According to a Schedule 13G amendment filed on February 14, 2014, by Wellington Management Company, LLP (“Wellington”), Wellington has shared voting power with respect to 1,968,129 shares of our Common Stock and shared dispositive power with respect to 2,381,701 shares of our Common Stock. Wellington serves as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,381,701 shares of our Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of our Common Stock. No one person’s interest in such shares of our Common Stock is more than 5% of our total Common Stock outstanding.

(14)
According to a Schedule 13G filed on January 29, 2014, by BlackRock Inc. (“BlackRock”), BlackRock has sole dispositive power and sole voting power with respect to 1,706,488 shares of our Common Stock. BlackRock serves as a parent holding company, and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,798,026 shares of our Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of our Common Stock. No one person’s interest in such shares of our Common Stock is more than 5% of our total Common Stock outstanding.

(15)
According to a Schedule 13G filed on February 10, 2014, by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power with respect to 1,292,642 shares of our Common Stock and sole dispositive power with respect to 1,328,760 shares of our Common Stock. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares of our Common Stock owned by the Funds and may be deemed to be the beneficial owner of the shares of our Common Stock. However, all of our Common Stock reported herein is owned by the Funds and Dimensional disclaims beneficial ownership of all such securities. Various funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. No one such Fund’s interest in such shares of our Common Stock is more than 5% of our total Common Stock outstanding.

(16)
According to a Schedule 13G filed on February 7, 2014, by The Keeley Asset Management Corp. (“Keeley”) and Keeley Small Cap Value Fund (“KSCVF”), Keeley and KSCVF share the same beneficial ownership the sole voting power with respect to 1,168,837 shares of our Common Stock, sole dispositive power with respect to 1,168,837 shares of our Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of our Common Stock. No one person’s interest in such shares of our Common Stock is more than 5% of the total Common Stock outstanding.

(17)
According to a Schedule 13G filed on January 9, 2014, by Royce & Associates LLC ("Royce"), Royce has sole dispositive and sole voting power over 1,011,420 shares of Common Stock. Royce serves as an investment adviser, and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,011,420 shares of our Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or her initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.
Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no other reports were required for such reporting persons, the Company believes that all Section 16(a) reports were filed on a timely basis with respect to the most recent fiscal year, except for one Form 5 for Mrs. Fairbanks reporting her inheritance of shares from her late husband.
COMPENSATION OF DIRECTORS
Prior to the completion of the Spin-off, the Company did not pay its directors for their service on the Board. In February 2013, the Company adopted a director compensation package for members of the Board who are not employees of the Company. The Company’s directors (other than the non-executive Chairman) are entitled to an annual cash retainer of $60,000 and are also entitled to additional cash compensation of $2,000 for each meeting of the Board or its committees attended in person or by video conference and $1,000 for each such meeting attended telephonically. The Company’s non-executive Chairman is entitled to an annual cash retainer of $220,000. In addition, the chairpersons of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are entitled to additional annual cash retainers of $20,000, $15,000 and $10,000, respectively. Directors also are eligible for equity awards under the Company’s 2012 Share Incentive Plan. The Company expects that annual equity awards to non-employee directors will be in the form of restricted stock awards with a value of $60,000 (2,930 shares of restricted stock for the grant made in March 2013 and 2,052 shares of restricted stock for the grant made in March 2014) and will vest on the first anniversary of the date of the grant. In addition, upon election to the Board, directors will generally receive an initial award of 4,000 shares of restricted stock that will also vest in equal installments over four years. In March 2013, upon his election to the board of directors, Oivind Lorentzen received an initial award of 1,000 shares of restricted stock vesting on the first anniversary of the date of grant in lieu of the full initial award described above. If a non-employee director’s service as a director of the Company terminates upon death, disability or change in control of the Company, any unvested restricted stock awards will become fully vested. In addition, at the end of his service as a director at the Annual Meeting, any unvested restricted stock awards under Mr. Lorentzen’s March 2014 grant will become fully vested. If a non-employee director’s service as a director of the Company terminates for any other reason, the unvested restricted stock awards will be forfeited.
NON-EMPLOYEE DIRECTOR COMPENSATION TABLE
The following table shows the compensation of the Company's non-employee directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Charles Fabrikant	$224,056	$141,926	$365,982
Ann Fairbanks(2)(3)	66,667	141,926	208,593
Blaine Fogg(3)(4)	93,343	141,926	235,269
Oivind Lorentzen	69,833	80,486	150,319
Christopher Papouras(3)	81,304	141,926	223,230
Yueping Sun(2)(4)	67,667	141,926	209,593
Steven Webster(2)(4)	96,113	141,926	238,039
______________________

(1)
On March 19, 2013, each of the non-employee directors was granted 2,930 shares of Common Stock vesting on the one year anniversary of the date of grant. In addition, on that date, each of the non-employee directors, excluding Oivind Lorentzen, was granted 4,000 shares of Common Stock upon being elected to the board of directors vesting ratably in annual, equal increments over four years. Mr. Lorentzen was granted 1,000 shares of Common Stock vesting on the one year anniversary of the date of grant. The dollar amount of stock awards set forth in this column is equal to the grant date fair value of such stock awards calculated in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of grant date value are set forth in Notes 1 and 13 of the Notes to the Consolidated Financial Statements in Item 8 of the Company's Annual Report on Form 10-K filed with the Securities Exchange Commission ("SEC") on March 21, 2014.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

The following table shows the outstanding shares of restricted stock held by each non-employee director as of December 31, 2013.

Non-employee Director	Outstanding Shares of Restricted Stock
Charles Fabrikant	6,930
Ann Fairbanks	6,930
Blaine Fogg	6,930
Oivind Lorentzen	3,930
Christopher Papouras	6,930
Yueping Sun	6,930
Steven Webster	6,930
EXECUTIVE COMPENSATION
The Company was a wholly-owned subsidiary of SEACOR until completion of the Spin-off on January 31, 2013. Prior to that time, the cash compensation of the Company’s executive officers was determined by SEACOR’s executive management, and the equity compensation of the Company’s executive officers was determined by SEACOR’s compensation committee at the recommendation of SEACOR’s executive management.
2013 Compensation
The compensation of the Company's former Chief Executive Officer and its other executive officers identified in the Summary Compensation Table, who the Company refers to as the "named executive officers," generally consists of a combination of base salary, bonuses and equity-based compensation. Executive officers and all salaried employees also receive a benefits package. The Company's named executive officers do not have employment, severance, change-of-control or similar types of agreements with it.
As previously noted, on August 28, 2014, the Company announced the resignation of Sten L. Gustafson as Chief Executive Officer effective August 29, 2014. In connection with his departure, Mr. Gustafson and the Company entered into a Separation and Consulting Agreement, dated as of August 28, 2014 (the "Separation and Consulting Agreement"). See"--Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control."
Components of 2013 Compensation
Base Salary. The Company's named executive officers' base salary levels are determined based on the experience and skill required for executing its business strategy and overseeing operations and will be adjusted as appropriate at levels designed to be consistent with professional and market standards.
For the year ended December 31, 2013, Mr. Gustafson's base salary was $400,000, Mr. Bradshaw's base salary was $300,000, Mr. Stavley’s base salary was $150,000 and Mr. White’s base salary was $150,000. Effective January 1, 2014, the base salaries were adjusted to $500,000 for Mr. Gustafson, $335,000 for Mr. Bradshaw, $225,000 for Mr. Stavley and $225,000 for Mr. White.
Cash Bonus Compensation.  Cash bonus awards to the Company's executive officers are discretionary and the Compensation Committee, with input from management, determines the amount and structure of cash bonuses on a case-by-case basis for each individual, which the Company believes is the best approach for it. The Company has also adopted the Era Group Inc. Management Incentive Plan (the "MIP") to allow it to award annual bonus compensation that complies with the requirements of Section 162(m) of the Code. For a description of the MIP see "Era Management Incentive Plan."
In March 2014, the Compensation Committee approved cash bonus awards in respect of 2013 of $700,000 to Mr. Gustafson, $290,000 to Mr. Bradshaw, $112,500 to Mr. Stavley and $112,500 to Mr. White. Other than $40,000 of the cash award granted to Mr. Bradshaw as a salary adjustment paid in full prior to March 15, 2014, the cash bonuses are payable over three years, 60% in the year awarded (for services in the prior calendar year) and 20% in each of the next two subsequent years. Interest is paid on the deferred portion of this cash bonus compensation at the Company’s borrowing rate at the time of payment, currently LIBOR plus 210 bps or approximately 2.35% per annum.
In February 2013, the Compensation Committee awarded Mr. Gustafson a one-time cash bonus of $500,000 in lieu of a portion of the replacement restricted stock awards he was to receive, as described below.

Equity Compensation.  In connection with the Spin-off, the Company adopted the Era Group Inc. 2012 Share Incentive Plan (the "Share Incentive Plan"). The Compensation Committee, with input from management, determines the amount and allocation of equity awards on a case-by-case basis for each individual, which the Company believes is the best approach for it. The Company currently employs two types of equity-based awards: restricted stock and stock options. The amount of the awards and allocation is based on the Compensation Committee’s analysis and other factors, including an estimate of the value of such awards.
Restricted Stock. In December 2012, SEACOR's Compensation Committee awarded 12,000 shares and 5,000 shares of SEACOR restricted stock to Messrs. Gustafson and Bradshaw, respectively. These shares were cancelled in connection with the Spin-off, and in March 2013, the Company's Compensation Committee replaced them with 75,000 shares and 40,000 shares of the Company's restricted stock awarded to Messrs. Gustafson and Bradshaw, respectively. Also in March 2013, the Compensation Committee awarded each of Messrs. Stavley and White 15,000 shares of restricted stock. All shares of restricted stock awarded in March 2013 vest in four equal installments on the anniversary of the grant.
In connection with the Spin-off, except with respect to SEACOR restricted stock awards granted to Mr. Gustafson and Mr. Bradshaw in December 2012, outstanding restricted stock awards of SEACOR common stock held by the Company's employees and employees and directors of SEACOR that were granted under SEACOR’s equity incentive plans were treated the same as other shares of SEACOR’s common stock in the Spin-off. Holders of these SEACOR restricted stock awards received one fully vested share of the Company's Common Stock for each SEACOR restricted stock award held by such employee. All other terms of these SEACOR restricted stock awards remain the same.
Stock Options. In March 2013, Mr. Gustafson was granted options to purchase 100,000 shares of the Company's Common Stock, Mr. Bradshaw was granted options to purchase 40,000 shares of the Company's Common Stock, and each of Messrs. Stavley and White were granted options to purchase 15,000 shares of the Company's Common Stock. These options were granted with a strike price of $20.48 per share (equal to the closing market price of the Company's Common Stock on the NYSE on the date of grant) and vest in four equal installments on the anniversary of the grant.
In connection with the Spin-off, outstanding stock options to purchase shares of SEACOR common stock granted to employees and directors of SEACOR under SEACOR’s equity incentive plans were adjusted to reflect the difference in value of SEACOR's common stock on the "regular way" market on the day before and the effective date of the Spin-off, by changing the exercise price and number of shares of SEACOR common stock subject to the stock options. In addition, Era Group employees and directors of SEACOR that joined the Company's board of directors and resigned from SEACOR’s board of directors after the Spin-off had their outstanding stock options to purchase shares of SEACOR common stock canceled and replaced with stock options to purchase shares of the Company's Common Stock based on a similar formula.
Summary Compensation Table
The following table sets forth compensation information for the Company’s named executive officers with respect to the fiscal years ended December 31, 2013 and 2012. Share information with respect to the fiscal year ended December 31, 2012, relates to SEACOR common stock.

	Year	Salary	Bonus(1)		Stock Awards(2)		Option Awards(2)		All Other Compensation(3)		Total
Sten Gustafson(4)	2013	$400,000	$1,200,000		$1,536,000		$891,000		$7,650		$4,034,650
Chief Executive Officer and Director	2012	300,000	150,000		990,960		—		5,700		1,446,660
Chris Bradshaw	2013	300,000	290,000		819,200		356,400		7,650		1,773,250
Executive Vice President and Chief Financial Officer	2012	59,231	25,000		412,900		—		—		497,131
Stuart Stavley	2013	150,000	112,500		307,200		133,650		4,950		708,300
Senior Vice President, Fleet Management	2012	150,000	75,000		49,170		—		7,500		281,670
Paul White	2013	150,000	112,500		307,200		133,650		4,950		708,300
Senior Vice President, Domestic	2012	150,000	75,000	—	49,170	—	—	—	7,500	—	281,670
______________________

(1)
In general, sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Any outstanding balance is generally payable upon the death, disability, qualified retirement, termination without "cause" of the employee, or the occurrence of a "change-in-control," however, the outstanding balance is generally forfeited if the employee is terminated with "cause" or resigns without "good reason." Interest is paid on the deferred portion of the bonus at the Company’s borrowing rate at the time of payment, currently LIBOR plus 210 bps or approximately 2.35% per annum, and during the year ended December 31, 2013 the interest that would have accrued at the Company’s current borrowing rate on previously approved bonus amounts that have been deferred totaled $6,110, $235, $1,181 and $1,181 for Messrs. Gustafson, Bradshaw, White and Stavley, respectively. The amounts for 2013 for Mr. Gustafson include the cash bonus of $500,000 awarded to Mr. Gustafson by the Compensation Committee in February 2013 in lieu of a portion of replacement equity related to the Spin-off.

(2)
The dollar amount of restricted stock and stock options set forth in these columns reflects the aggregate grant date fair value of restricted stock and option awards made during 2013 and 2012, respectively, in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 13 of the Notes to Consolidated Financial Statements included in Item 8 of the Company's Annual Report on Form 10-K filed with the SEC on March 21, 2014. Share information with respect to the fiscal year ended December 31, 2012 relates to SEACOR common stock,  including 12,000 shares and 5,000 shares of SEACOR restricted stock granted to Messrs. Gustafson and Bradshaw, respectively, in December 2012 that were cancelled in connection with the Spin-off.  As a result, the share information with respect to the fiscal year ended December 31, 2013 for Messrs. Gustafson and Bradshaw reflect larger than customary stock awards to compensate for the cancellation of the SEACOR restricted stock awards and in recognition of their efforts to consummate the Spin-off. The outstanding SEACOR restricted stock awards held by Messrs. Stavley and White were treated the same as other shares of SEACOR’s common stock in the Spin-off and received one fully vested share of the Company's Common Stock for each SEACOR restricted stock award held.

(3)
This column includes contributions to match the pre-tax effective deferral contributions (included under Salary made (i) by SEACOR under the SEACOR Savings Plan, a defined contribution plan established by SEACOR effective July 1, 1994) meeting the requirements of Section 401(k) of the Internal Revenue Code for 2012 and (ii) by the Company under the qualified 401(k) savings plan adopted in connection with the Spin-off for 2013.

(4)
Mr. Gustafson served as Chief Executive Officer and a member of the Board for the year ended December 31, 2013. On August 28, 2014, the Company announced the resignation of Mr. Gustafson as Chief Executive Officer and as a member of the Board effective August 29, 2014.

Outstanding Equity Awards at Fiscal Year-end (2013)
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013, held by the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units that Have Not Vested
Sten Gustafson(2) Chief Executive Officer and Director	—	100,000	$20.48	3/19/2023	75,000	(3)	$2,314,500	(7)
Chris Bradshaw Executive Vice President and Chief Financial Officer	—	40,000	20.48	3/19/2023	40,000	(3)	1,234,400	(7)
Stuart Stavely Senior Vice President	—	15,000	20.48	3/19/2023	15,000	(3)	462,900	(7)
					250	(4)	22,800	(8)
					200	(5)	18,240	(8)
					100	(6)	9,120	(8)
Paul White Senior Vice President	—	15,000	20.48	3/19/2023	15,000	(3)	462,900	(7)
					300	(4)	27,360	(8)
					200	(5)	18,240	(8)
					100	(6)	9,120	(8)
______________________

(1)	Options vest incrementally at a rate of one-fourth per year.

(2)
Mr. Gustafson served as Chief Executive Officer and as a member of the Board for the year ended December 31, 2013. On August 28, 2014, the Company announced the resignation of Mr. Gustafson as Chief Executive Officer and as a member of the Board effective August 29, 2014.

(3)	These shares vest in equal portions on March 19, 2014, 2015, 2016 and 2017, assuming continued employment with the Company.

(4)	These shares vest on March 4, 2015.

(5)	These shares vest on March 4, 2016.

(6)	These shares vest on March 4, 2017.

(7)	These amounts equal the applicable number of shares of restricted stock multiplied by the closing price of the Company's Common Stock on December 31, 2013, which was $30.86.

(8)	These amounts equal the applicable number of shares of restricted stock multiplied by the closing price of SEACOR's common stock on December 31, 2013, which was $91.20.

401(k) Plan
In connection with the Spin-off, the Company adopted a qualified 401(k) savings plan which allows executives to defer from 1% of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. The terms of the plan permit the Company to make discretionary contributions from time to time. Participants are always vested in their own contributions to the plan and are fully vested in the Company’s contributions generally after five years of service.
Effective January 1, 2014, the plan was amended to provide for qualified non-elective Company contributions in an amount equal to 3% of each employee’s eligible pay and immediate and full vesting in the Company’s contributions.
Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control
Except with respect to Mr. Gustafson, the named executive officers do not have employment, severance or change-of-control agreements with the Company. As previously noted, on August 28, 2014, the Company announced the resignation of Sten L. Gustafson, who served as the Company’s Chief Executive Officer and as a member of the Board effective August 29, 2014. In connection with his departure, Mr. Gustafson and the Company entered into a Separation and Consulting Agreement. The Separation and Consulting Agreement provides Mr. Gustafson with the following principal severance benefits, contingent upon Mr. Gustafson’s execution and delivery of a customary release of claims: (i) a lump sum cash payment of $410,000 in respect of previously awarded but deferred incentive cash bonuses, plus any interest accrued thereon; (ii) a cash payment in respect of accrued but unused vacation time through August 29, 2014; (iii) 72,250 shares of unvested Company restricted common stock held by Mr. Gustafson will vest and become non-forfeitable; and (iv) Mr. Gustafson’s unvested stock options to acquire 95,000 of the Company’s shares will vest, become exercisable and remain exercisable through the earlier of the 90th day after the end of the Consulting Period (as defined below) and the expiration of the original term of the applicable stock option.
Under the terms of the Separation and Consulting Agreement, Mr. Gustafson will serve as a consultant to the Company, on an as-needed basis regarding the Company’s business and operations and the transition of his duties, from August 30, 2014 to August 31, 2015; provided that the consulting term will expire earlier upon his death, disability or election to terminate his consulting services to the Company or upon Mr. Gustafson commencing employment or otherwise becoming engaged on a full-time basis elsewhere after March 31, 2015 (as applicable, the “Consulting Period”). For these services, Mr. Gustafson will receive a consulting fee of $35,000 per month.
Pursuant to the Separation and Consulting Agreement Mr. Gustafson is required to comply with certain restrictive covenants regarding nondisclosure of Company information, non-disparagement, non-competition and non-solicitation of Company customers and employees.
Except as set forth below, as of December 31, 2013, the Company's named executive officers would not have received any payments upon a change of control of the Company.
Under the 2012 Share Incentive Plan, stock options and restricted stock are payable or vest upon the death, qualified retirement, termination without "cause" of the employee, or the occurrence of a "change in control." However, the outstanding balance is generally forfeited if the employee is terminated with "cause" or resigns without "good reason." In addition, it has been the Company's practice to accelerate the payment of outstanding cash bonuses in similar circumstances, but it is under no contractual obligation to do so.
As of December 31, 2013, Messrs. Gustafson, Bradshaw, Stavley and White would have received $266,110, $10,235, $41,181 and $41,181, respectively, in bonus awards (including the interest paid on the deferred portion of this cash bonus compensation at the Company’s borrowing rate of LIBOR plus 210 bps or approximately 2.35% per annum through the date of payment); $2,314,500, $1,234,400, $513,060 and $517,620, respectively, in stock awards; and $1,038,000, $415,200, $155,700 and $155,700, respectively, in option awards, in each case, upon their respective death, disability, qualified retirement, termination without "cause" or "change in control" of the Company.
The bonus award amounts represent the total of all remaining annual installments of bonus payments yet to be paid as of December 31, 2013, of which $133,055, $5,118, $25,829, and $25,829, respectively, has been paid to Messrs. Gustafson, Bradshaw, Stavley and White in March 2014. The stock and option award amounts reflect the accumulated value for unvested shares and options based on the closing price of the Company's Common Stock as of December 31, 2013, which was $30.86, with the value for unvested options based on the difference between strike prices and such closing price.
Indemnification Agreements
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Company, arising out of the person's services as a director or executive officer.

Management Incentive Plan
The Company adopted the Era Group Inc. Management Incentive Plan (the "MIP") to allow it to award annual bonus compensation that complies with the requirements of Section 162(m) of the Code. Generally, Section 162(m) denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. An exception applies to certain performance based compensation that meets the requirements of Section 162(m). The Company believes that bonus opportunities granted under the MIP should qualify for the performance based compensation exception to Section 162(m).
The Company adopted the MIP because it believes that the MIP promotes its financial interests, including growth, by (i) attracting and retaining officers and key executives of outstanding competence; (ii) motivating officers and key executives by means of performance-related incentives; and (iii) providing competitive incentive compensation opportunities.
The MIP is administered by the Compensation Committee, which has the power to select employees to participate in the MIP, determine the size of awards under the MIP and make all necessary determinations under the MIP.
Executive employees who are, or are expected to be, "covered employees" under Section 162(m) and other executive employees, selected in the sole discretion of the Compensation Committee, are eligible to participate in the MIP. A participant may be designated as being eligible to receive an incentive cash bonus with respect to an annual performance period. The maximum annual bonus payable to any participant is $6 million. Unless otherwise determined by the Compensation Committee or the board of directors, the annual performance period will begin on January 1 of each calendar year and end on December 31 of that calendar year. Within 90 days after the beginning of each performance period, the Compensation Committee will establish specific performance goals for such annual performance period.
The performance goals are specific targets and objectives established by the Compensation Committee. These performance goals are primarily based on the earnings before interest, taxes, depreciation, amortization and non-cash items of the Company, or any business or division thereof, but may also be based on one or more specified objective performance measures. Performance goals may also be based on comparisons to the performance of other companies or an index covering multiple companies, measured by one or more of the foregoing performance measures.
As soon as reasonably practical following the completion of each annual performance period, the Compensation Committee will confirm which of the applicable performance goals, if any, have been achieved and the amount of bonuses payable as a result. The evaluation of performance measures against the performance goals may (A) be adjusted consistent with exclusions or adjustments provided for in the Company's financing agreements, or (B) exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including but not limited to changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles. The Compensation Committee may not increase any annual bonus payable, but it may, however, reduce or eliminate any annual bonus payable; provided, however, such action will not result in any increase in the amount of any annual bonus payable to any other MIP participant.

RELATED PERSON TRANSACTIONS
Related Person Transactions Policy
The Company established a written policy for the review and approval or ratification of transactions with related persons (the "Related Person Transactions Policy") to assist the Company in reviewing transactions in excess of $120,000 ("Transactions") involving the Company and its subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees) and employment by the Company of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual.
The Related Person Transactions Policy supplements the Company’s other conflict of interest policies set forth in its Corporate Governance Guidelines, its Company’s Code of Conduct and Business and Ethics and its other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.
For purposes of the Related Person Transactions Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of each of their respective Immediate Families (as defined in the Related Person Transactions Policy).
The Related Person Transactions Policy provides that Transactions must be approved or ratified by the Board. The Board delegates to the Audit Committee the review and, when appropriate, the approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Person will be excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to the Company.
Whether a Related Person’s interest in a Transaction is material will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the Transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this Related Person Transaction Policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by the Company’s management.
The following factors will be taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

•	the Related Person’s relationship to the Company and their interest in the Transaction;

•	the material facts of the Transaction, including the proposed aggregate value of such Transaction;

•	the materiality of the Transaction to the Related Person and the Company, including the dollar value of the Transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the Transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the Transaction;

•	whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;

•	whether the Transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•
the effect of the transaction on the Company’s business and operations, including on its internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The following arrangements will not generally give rise to transactions with a Related Person for purposes of the Related Person Transactions Policy given their nature, size and/or degree of significance to the Company:

•
use of property, equipment or other assets owned or provided by the Company, including helicopters, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for the Company’s business purposes where the value of any personal use during the course of a year is less than $10,000;

•
reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

•	compensation arrangements for non-employee directors for their services as such that have been approved by the Board or a committee thereof;

•
compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Compensation Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of Company-owned or provided assets ("Perquisites"), including but not limited to personal use of Company-owned or provided helicopters and housing, not used primarily for the Company’s business purposes may give rise to a transaction with a Related Person;

•
a transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	a transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
Certain Relationships and Related Transactions
Set forth below is a description of certain relationships and related person transactions between the Company or its subsidiaries and its directors, executive officers and holders of more than 5% of its voting securities during the fiscal year ended December 31, 2013, and the six months ended June 30, 2014.
Agreements between SEACOR and the Company Relating to the Spin-off
In order to govern certain ongoing relationships between SEACOR and the Company following the Spin-off, SEACOR and the Company entered into agreements pursuant to which certain services and rights are provided for and in which SEACOR and the Company have agreed to indemnify each other against certain liabilities arising from their respective businesses. The following is a summary of the terms of the material agreements the Company has entered into with SEACOR.
This summary does not purport to be complete and may not contain all of the information about these agreements that is important to you. These summaries are subject to, and qualified in their entirety by reference to, the agreements described below, each of which were included as an exhibit to the Company's Annual Report on Form 10-K filed with the SEC on March 21, 2014. You are encouraged to read each of these agreements carefully and in their entirety, as they are the primary legal documents governing the relationship between SEACOR and the Company.
Distribution Agreement
The Company entered into the Distribution Agreement with SEACOR in connection with the Spin-off. The Distribution Agreement sets forth the agreements between the Company and SEACOR regarding the principal transactions that were necessary to separate the Company from SEACOR. It also sets forth other agreements that govern certain aspects of the Company's relationship with SEACOR following the Spin-off.
Except for matters covered by the Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the other arms-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, between the Company and its subsidiaries and other affiliates, on the one hand, and SEACOR and its subsidiaries and other affiliates (other than the Company and its affiliates), on the other hand, terminated as of January 31, 2013, the date of the Spin-off (referred to as the "distribution date").
In general, neither the Company nor SEACOR made any representations or warranties regarding the transactions covered by the Distribution Agreement or the respective businesses, assets, liabilities, condition or prospects of itself or SEACOR.
Distribution. On the distribution date, SEACOR distributed to its stockholders one share of the Company's Common Stock for every share of SEACOR common stock held by SEACOR stockholders.
Removal of Guarantees and Releases from Liabilities. The Distribution Agreement provided for any removal of guarantees that were necessary in advance of the Spin-off of the Company from SEACOR. Each of the Company and SEACOR generally were required to use commercially reasonable efforts to obtain such removal of guarantees, if any. The Distribution Agreement also provided for the settlement or extinguishment of certain liabilities and other obligations between the Company and SEACOR, if any.
Release of Claims. The Company agreed to broad releases pursuant to which it released SEACOR and its affiliates, successors and assigns from, and indemnify and hold harmless all such persons against and from, any claims against any of them that arose out of or related to the management of the Company's business and affairs on or prior to the distribution date.
Indemnification. The Company and SEACOR agreed to indemnify each other and each of their respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives against certain liabilities in connection with the Spin-off, all liabilities to the extent relating to or arising out of their respective business as conducted at any time, and any breach by such company of the Distribution Agreement.
Exchange of Information. The Company and SEACOR agreed to provide each other with information relating to the other party or the conduct of its business prior to the Spin-off, and information reasonably necessary to prepare financial statements and any reports or filings to be made with any governmental authority. The Company and SEACOR also agreed to retain such information in accordance with their respective record retention policies as in effect on the date of the Distribution Agreement and to afford each other access to former and current representatives as witnesses or records as reasonably required in connection with any relevant litigation.
Further Assurances. The Company and SEACOR agreed to take all actions reasonably necessary or desirable to consummate and make effective the transactions contemplated by the Distribution Agreement and the ancillary agreements related thereto, including using commercially reasonable efforts to promptly obtain all consents and approvals, to enter into all agreements and to make all filings and applications that were required for the consummation of such transactions.
Amended and Restated Transition Services Agreement
Prior to the Spin-off, SEACOR provided the Company with a number of support services, including payroll processing, information systems support, cash disbursement support, cash receipt processing and treasury management pursuant to the terms of a transition services agreement. Prior to the Spin-off, the Company and SEACOR entered into an Amended and Restated Transition Services Agreement, pursuant to which SEACOR will continue to provide the Company with these services on an interim basis to help ensure an orderly transition following the Spin-off. SEACOR has no obligation to provide additional services.
Under the Amended and Restated Transition Services Agreement, SEACOR provides the Company with the services described above in a manner historically provided to the Company by SEACOR during the 12 months prior to the date of the agreement, and the Company will use such services for substantially the same purposes and substantially the same manner as it used them during such 12 month period.
Amounts payable for services provided under the Amended and Restated Transition Services Agreement are calculated on a fixed-fee basis, with the Amended and Restated Transition Services Agreement specifying fixed fees for each category of services described therein. As the Company transitions the functions covered by the Amended and Restated Transition Services Agreement to itself over the two year term of the agreement, the amount paid to SEACOR will be reduced by the fee related to that respective support function. Initially, the Company expected to pay SEACOR an aggregate annualized fee of $3.4 million for the services provided under the Amended and Restated Transition Services Agreement. In fiscal year 2013, it paid SEACOR $3.1 million for the services provided under the Amended and Restated Transition Services Agreement. In fiscal year 2014, the Company expects to pay SEACOR approximately $3.0 million for the services provided under the Amended and Restated Transition Services Agreement. The Company incurred $1.5 million for such services for the six months ended June 30, 2014.
The Company is responsible for its own transition-related costs and expenses (e.g., to procure its own IT infrastructure) and certain costs and expenses incurred by SEACOR to transfer software licenses to it, including (i) transfer fees charged by third party software licensors and (ii) unamortized SEACOR costs and expenses to procure and deploy the software being transferred.
Subject to limited exceptions, each of the Company and SEACOR agreed to limit its liability to the other in respect of causes of action arising under the agreement. In addition, the Company has agreed to indemnify SEACOR against third party claims stemming from the Company's (i) failure to fulfill obligations under the agreement and (ii) infringement of the intellectual property of any third party; provided that the Company will not be required to indemnify SEACOR for losses resulting from SEACOR's willful misconduct, bad faith or gross negligence.  SEACOR has agreed to indemnify the Company against third party claims stemming from SEACOR's (i) failure to fulfill its confidentiality obligations as set forth in the Transition Services Agreement and (ii) infringement of the intellectual property of any third party; provided that SEACOR will not be required to indemnify the Company for losses resulting from the Company's willful misconduct, bad faith or gross negligence.
Pursuant to the Amended and Restated Transition Services Agreement, each of the Company and SEACOR have agreed to customary confidentiality agreements regarding any confidential information of the other party received in the course of performance of the services.
The Amended and Restated Transition Services Agreement will continue in effect for two years following the distribution date. In the event that the Company defaults under the agreement, SEACOR may, in addition or as an alternative to terminating the agreement, declare immediately due and payable all sums for which the Company is liable under the agreement or suspend the agreement and decline to continue to perform any of its obligations thereunder. In the event SEACOR outsources its functions or resources used by SEACOR to provide the Company services under the Amended and Restated Transition Services Agreement, SEACOR will have the option, but not the obligation, to transition the Company along with SEACOR to the new outsourced solution. If SEACOR opts not to transition the Company to the new SEACOR outsourced solution, SEACOR may opt to stop providing these outsourced services upon 90 days' notice.
Employee Matters Agreement
Prior to the Spin-off, the Company entered into the Employee Matters Agreement with SEACOR, which allocates liabilities and responsibilities between it and SEACOR relating to employee compensation and benefit plans and programs, including the treatment of retirement and health plans, equity incentive and employee stock purchase plans.
In general, the Employee Matters Agreement provided that the Company's employees would participate in its equity incentive plans and would cease to participate in SEACOR's equity incentive plans. The Company is responsible for all employment and benefit-related obligations and liabilities of its employees following the Spin-off.
Specific provisions of the Employee Matters Agreement include the following:

•
401(k) Plan. In connection with the Spin-off, the Company’s employees have ceased participating in the SEACOR 401(k) Plan, and the Company has established a replacement 401(k) plan for the benefit of the Company’s employees with substantially similar terms and conditions as the SEACOR 401(k) Plan. Account balances of the Company’s employees were transferred from the SEACOR 401(k) Plan to the Era Group 401(k) Plan in connection with the Spin-off.

•
Health and Welfare Plans. In connection with the Spin-off, the Company’s employees have ceased participating in the SEACOR health and welfare plans, and the Company has established health and welfare plans that mirror the SEACOR health and welfare plans for the benefit of the Company’s employees.

•
Employee Equity Plans. Prior to the Spin-off, the Company’s employees participated in the SEACOR Employee Share Purchase Plan (the "ESPP"). Pursuant to the terms of the ESPP, upon the effective date of the Spin-off, the Company’s employees ceased participating in the ESPP, and were repaid any contributions to the ESPP that were been used to purchase shares of SEACOR common stock. In connection with the Spin‑off, the Company has established a replacement employee stock purchase plan for the Company’s employees to purchase shares of the Common Stock.
Tax Matters Agreement
Prior to the Spin-off, the Company and SEACOR entered into the Tax Matters Agreement that governs the parties' respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. In general, liabilities for taxes attributable to the Company and its subsidiaries allocable to a tax period (or portion thereof) ending on or before the distribution date were allocable to SEACOR (other than taxes of the Company's foreign subsidiaries), and liabilities for taxes attributable to the Company and its subsidiaries allocable to a tax period (or portion thereof) beginning after the distribution date are allocable to the Company. Taxes relating to or arising out of the failure of certain of the transactions described in the private letter ruling request and the opinion of tax counsel to qualify as a tax-free transaction for U.S. federal income tax purposes will be borne by SEACOR, except, in general, if such failure is attributable to the Company's action or inaction or SEACOR's action or inaction, as the case may be, or any event (or series of events) involving the Company's assets or stock or the assets or stock of SEACOR, as the case may be, in which case the resulting liability will be borne in full by the Company or SEACOR, respectively.
The Company's obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if the Company is not responsible for tax liabilities of SEACOR and its subsidiaries under the Tax Matters Agreement, it nonetheless could be liable under applicable tax law for such liabilities if SEACOR were to fail to pay them. If the Company is required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.
The Tax Matters Agreement also contains restrictions on the Company's ability (and the ability of any member of its group) to take actions that could cause the Spin-off to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, including entering into, approving or allowing any transaction that results in a sale or other disposition of a substantial portion of the Company's assets or stock and the liquidation or dissolution of the Company and certain of its subsidiaries. These restrictions will apply for the two-year period after the Spin-off, unless SEACOR obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Spin-off or certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes. Notwithstanding receipt of such ruling or opinion, in the event that such action causes the Spin-off or certain related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, the Company will continue to remain responsible for taxes arising therefrom.
Relationship with SEACOR
The Company was acquired by SEACOR in 2004 and conducted its business as SEACOR's Aviation Services segment. Prior to the Spin-off, all of the shares of the Company's issued and outstanding capital stock were owned by SEACOR. Following completion of the Spin-off, SEACOR does not own any shares of the Company's Common Stock.
As a subsidiary of SEACOR, the Company benefited from opportunities to cross-market its aviation services to SEACOR's customers that required aviation support for their offshore oil and gas activities and opportunities to utilize its helicopters in support of emergency responses. During 2013 and the six months ended June 30, 2014, the Company provided less than $0.1 million of aviation services to SEACOR under flight charter arrangements.
Other Transactions with SEACOR
As part of a consolidated group prior to the Spin-off, certain of the Company’s costs and expenses were incurred by SEACOR and charged to the Company. These costs and expenses are included in both operating expenses and administrative and general expenses in the consolidated statements of operations included in Item 8 of the Company's Annual Report on Form 10-K filed with the SEC on March 21, 2014. Such costs are summarized as follows (in thousands):

	Six months ended June 30, 2014	Year ended December 31, 2013
Payroll costs for SEACOR personnel assigned to the Company and participation in SEACOR employee benefit plans, defined contribution plan and share award plans	$—	$5
Shared services allocation for administrative support	—	299
Shared services under the Amended and Restated Transition Services Agreement	1,548	3,063
	$1,548	$3,367

SEACOR also provides certain administrative support services to the Company under a shared services arrangement, including payroll processing, information systems support, cash disbursement support, cash receipt processing and treasury management. Actual payroll costs of SEACOR personnel assigned to the Company were charted to the Company.
SEACOR also incurred various corporate costs in connection with providing certain corporate services, including, but not limited to, executive oversight, risk management, legal, accounting and tax, and charges quarterly management fees to its operating segments in order to fund its corporate overhead to cover such costs. Total management fees charged by SEACOR to its operating segments included actual corporate costs incurred plus a mark-up and are generally allocated within the consolidated group using income-based performance metrics reported by an operating segment in relation to SEACOR's other operating segments. On December 30, 2011, the Company and SEACOR entered into an agreement for SEACOR to provide these services at a fixed rate of $2.0 million per annum beginning January 1, 2012, and remained in effect through the date of the Spin-off. Costs the Company incurred for management fees from SEACOR are reported as SEACOR management fees in the consolidated statements of operations included in Item 8 of the Company's Annual Report on Form 10-K filed with the SEC on March 21, 2014.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that stockholders ratify the appointment of Ernst & Young LLP ("Ernst & Young"), independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2014. The appointment of Ernst & Young was recommended to the Board by its Audit Committee.
Representatives of Ernst & Young will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Meeting.
The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting and voting on the matter is required to ratify the appointment of Ernst & Young. If the stockholders fail to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm, it is not anticipated that Ernst & Young will be replaced in 2014. Such lack of approval will, however, be considered by the Audit Committee in selecting the Company’s independent registered public accounting firm for 2015.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by Ernst & Young for the years ended December 31, 2013 and 2012, were as follows:

Fees	2013	2012
Audit Fees	$855,898	$435,250
Audit-Related Fees	—	4,900
Tax Fees	31,495	92,982
All Other Fees	—	—
Total	$887,393	$533,132
Audit Fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and services provided in connection with other statutory or regulatory filings. Audit-Related Fees represent fees for professional services provided in consulting on interpretations and application of FASB pronouncements and SEC regulations. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States.
The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young. All of the services described in the foregoing table were approved by the Audit Committee with respect to the year ended December 31, 2013, and by SEACOR's Audit Committee with respect to the year ended December 31, 2012, in each case, in a manner consistent with that committee's policies and pre-approval process.
Pre-approval Policy for Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit services, audit-related services, and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the committee is expected to annually review and approve a list of specific services and categories of services, including audit, audit related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically preapproved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent registered public accounting firm, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to the members of the Audit Committee, to review and if appropriate approve in advance, any request by the independent registered public accounting firm to provide tax and/or all other non-audit services.

AUDIT COMMITTEE REPORT
In connection with the Company’s consolidated financial statements for the year ended December 31, 2013, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Auditing Standard No. 16 Communications with Audit Committees; and

•
received the written disclosures and the letter from Ernst & Young LLP as required by the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.
The foregoing report is respectfully submitted by the Audit Committee.
Ann Fairbanks
Blaine Fogg
Christopher P. Papouras
The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.
OTHER MATTERS
Other Actions at the Meeting
The Board does not intend to present any other matter at the Meeting. The Board has not been informed that any other person intends to present any other matter for action at the Meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.
ANNUAL REPORT
A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2013, accompanies this Proxy Statement and should be read in conjunction herewith.
STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING
Proposals that stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2015 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before May 6, 2015, to be eligible for inclusion in the proxy statement and proxy card relating to the 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, Era Group Inc., 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.
As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Section 1.12 of the Bylaws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary date of the previous year’s annual meeting. Accordingly, for the 2015 Annual Meeting, notice will have to be delivered or received by the Company no earlier than June 8, 2015, or later than July 8, 2015. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, then, to be considered timely, notice by the stockholders must be received not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must set forth the information required by the provisions of the Bylaws dealing with stockholder proposals and nominations of directors. Under current SEC rules, the Company is not required to include in its proxy statement any director nominated by a stockholder using this process. If the Company chooses not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.
HOUSEHOLDING
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if a stockholder holds shares through a broker and resides at an address at which two or more stockholders reside, that stockholder will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to the Secretary at the Company’s principal executive offices. The Company will deliver, promptly upon written or oral request to the Secretary, a separate copy of the 2013 annual report and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

For the Board of Directors,

Shefali Shah Corporate Secretary

 IMPORTANT VOTING INFORMATION
As a result of recent rule changes, your broker is not permitted to vote on your behalf on the election of directors and other matters that may be considered at the Meeting (except on ratification of the selection of Ernst & Young LLP as auditors for 2014), unless you provide specific instructions by completing and returning the Voting Instruction Form. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Meeting.
Your Participation in Voting the Shares You Own is Important
Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. The Company hopes you will exercise your rights and fully participate as a stockholder in the Company's future.
More Information is Available
If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact the Company’s Investor Relations Department at Investor_Relations@eragroupinc.com.